Exhibit 10.14
Addendum to Securities Purchase Agreement

This Addendum, dated March 22, 2012, between Focus Gold Corporation (the “Company”) and JMJ Financial (the “Purchaser”) amends the Securities Purchase Agreement SPA-03222012, dated March 22, 2012, between the Company and the Purchaser and the transaction documents related to SPA-03222012, including Convertible Promissory Note Document A-03222012, Warrant W-03222012, Representations & Warranties RW-03222012, and Default D-03222012 (SPA-03222012 and the related transaction documents collectively are the “Transaction Documents”).

WHEREAS, the Purchaser understands that the Company is DTC eligible and its shareholders are able to deposit (either electronically or by physical certificates, or otherwise) shares of the Company’s common stock into the DTC System.  The Company is not able, however, to electronically transfer shares by “DWAC/FAST” transfer.

NOW, THEREFORE, the parties agree as follows:

1.           The Company agrees to apply to DTC within 15 days of the closing of the transactions contemplated by SPA-03222012 (the “Closing”) to be permitted to transfer its shares by DWAC/FAST and to use its reasonable best efforts to have such application accepted by DTC.

2.           If the Company’s application is not approved, the Company agrees to reapply to DTC after a reasonable period of time at the request of the Purchaser.

3.           If the Company fails to apply or reapply to DTC as required by Sections 1 and 2 of this Addendum, the Company shall be in Default under this Addendum and the Transaction Documents.  If the Company is in Default, the Purchaser may elect to enforce all terms of this Addendum and the Transaction Documents as provided therein.

4.           If the Company subsequently is permitted to transfer its shares by DWC/FAST, the Transaction Documents shall apply as provided therein and the modifications to such Transaction Documents specified below shall be rescinded.

5.           So long as no Default exists, the Transaction Documents shall be modified as follows until such time as the Company obtains permission to transfer shares by DWAC:

Convertible Promissory Note Document A-03222012

Section 2.1.  The last sentence of this paragraph shall be replaced by the following:

“The Borrower shall transmit share delivery instructions to its transfer agent either the same day as Holder delivered the conversion notice or by the next day.”

Section 2.6.  This paragraph shall be replaced by the following:

“2.6. Delivery of Conversion Shares.  The Borrower shall transmit share delivery instructions to its transfer agent either the same day as Holder delivered the conversion notice or by the next day.  The Borrower and its transfer agent shall use reasonable best efforts to have share certificates delivered to the Holder within 4 days of delivery of the conversion notice (such date, the “Share Delivery Date”).  For example, if Holder delivers a conversion notice to Borrower at 5:15 pm eastern time on Monday January 1st, Borrower must transmit share delivery instructions to Borrower’s transfer agent by no later than 2:30 pm eastern time on Tuesday, January 2nd, and Borrower and its transfer agent must use reasonable best efforts to have the share certificates delivered to the Holder by Thursday, January 4.  If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, or for any other reason at Holder’s discretion (including but not limited to a decrease in share price), Holder, at any time prior to selling those shares (in whole or in part), may rescind that particular conversion (in whole or in part) and have the conversion amount (in whole or in part) returned to the note balance with the conversion shares (in whole or in part) returned to the Borrower (under Holder and Borrower’s expectation that any returned conversion amounts will tack back to the original date of the note).  The Company will make its best efforts to deliver share delivery instructions to its transfer agent same day / next day.”

Section 2.6.2.B.  This paragraph shall be replaced by the following:

“2.6.2.B.  For each conversion, in the event that shares are not delivered by the fourth business day (inclusive of the day of conversion), a penalty of $2,000 per day will be assessed for each day after the fourth business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note).  Borrower will not be subjected to any penalties if Borrower has timely delivered share delivery instructions to its transfer agent and the transfer agent delivered the share certificates to a courier for overnight delivery by the courier’s daily delivery cutoff time on the 3rd business day.”

Warrant W-03222012

Section 1.5.  This paragraph shall be replaced by the following:

“1.5. Delivery of Warrant Shares.  The Borrower shall transmit share delivery instructions to its transfer agent either the same day as Holder delivered the Notice of Exercise or by the next day.  The Borrower and its transfer agent shall use reasonable best efforts to have share certificates delivered to the Holder within 4 days of delivery of the Notice of Exercise (such date, the “Share Delivery Date”).  For example, if Holder delivers a Notice of Exercise to Borrower at 5:15 pm eastern time on Monday January 1st, Borrower must transmit share delivery instructions to Borrower’s transfer agent by no later than 2:30 pm eastern time on Tuesday, January 2nd, and Borrower and its transfer agent must use reasonable best efforts to have the share certificates delivered to the Holder by Thursday, January 4. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery of the Notice of Exercise.  Holder may assess penalties or liquidated damages (both referred to herein as “penalties”) as follows.  For each exercise, in the event that shares are not delivered by the fourth business day (inclusive of the day of exercise), the Company shall pay the Holder in cash a penalty of $2,000 per day for each day after the fourth business day (inclusive of the day of exercise) until share delivery is made.  Borrower will not be subjected to any penalties if Borrower has timely delivered share delivery instructions to its transfer agent and the transfer agent delivered the share certificates to a courier for overnight delivery by the courier’s daily delivery cutoff time on the 3rd business day.  The Company will make its best efforts to deliver share delivery instructions to its transfer agent same day / next day.”

*           *           *

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first set forth above.

COMPANY:

FOCUS GOLD CORPORATION

By: /s/Grant R. White
Grant R. White
Chief Executive Officer

PURCHASER:

/s/Justin Kenner
JMJ Financial / Its Principal

[Securities Purchase Agreement Addendum Signature Page]